
                 THE SHERWOOD GROUP, INC. AND SUBSIDIARIES    EXHIBIT 11
                 COMPUTATION OF NET INCOME PER COMMON SHARE

                                            Three Months Ended February 29,
                                                   1996           1995

Common stock and common stock equivalents:
  Average common stock outstanding              12,728,616     12,492,537
  Average common stock equivalents
    issuable under stock options                   498,637      1,074,907
                                                ----------    -----------
Total average common stock and common stock
  equivalents used for earnings per share
  computation                                   13,227,253     13,567,444
                                                ==========     ==========
Income:
    Net income                                $  5,140,626   $  4,268,851
                                              ============   ============
Income per common and common
   equivalent share (a)<F1>:
    Net income                                   $    0.39       $   0.31
                                              ============   ============

<F1>(a) For presentation purposes, primary and fully diluted are identical.

                                                Nine Months Ended February 29,
                                                     1996           1995

Common stock and common stock equivalents:
  Average common stock outstanding               12,577,903       12,581,903
  Average common stock equivalents
    issuable under stock options                    660,680        1,096,545
                                                -----------      -----------
Total average common stock and common stock
  equivalents used for earnings per share
  computation                                    13,238,583       13,678,448
                                                 ==========       ==========
Income:
    Net income                                $  12,781,877    $  10,260,783
                                              =============    =============
Income per common and common
   equivalent share (a)<F1>(b)<F2>:
    Net income                                    $    0.97          $  0.75
                                                ===========      ===========

<F1>(a) For presentation purposes, primary and fully diluted are identical.

<F2>(b) The sum of the individual quarters' earnings per common share does not equal the total amount for the nine months ended February 29, 1996 due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.




